For Immediate Release
Contact: Linda Kyriakou
212-996-5527
Email: Linda_Kyriakou@sequa.com
Norman E. Alexander, Chairman of Sequa Corporation, Dies
New York, December 26 — Norman E. Alexander, 92, chairman of the board of Sequa Corporation, died today.
        In making the announcement, Martin Weinstein, vice chairman and chief executive officer of Sequa said, “The officers, directors and employees of Sequa Corporation are saddened by the death of Norman Alexander, founder and leader of the company for more than 50 years. His passing is a grievous loss to his family and many friends, and we extend our heartfelt sympathy to them.”
        One of the longest-tenured chief executives in American industrial history, Mr. Alexander relinquished the title and responsibilities of the chief executive officer in 2005 and became executive chairman, a post he held until his death.
        Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products.
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12/26/06